Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-36020) of our report dated February 28, 2002, except for Note 10, as to which the date is September 12, 2002, with respect to the financial statements of Vascular Genetics Inc. (a development stage company) for the years ended December 31, 2001 and 2000 included in the proxy statement of Corautus Genetics Inc. (formerly GenStar Therapeutics Corporation) that was made part of Amendment No. 1 to the Registration Statement (Form S-4/A No. 333-101606) and Prospectus of Corautus Genetics Inc. that is incorporated by reference in its Current Report on Form 8-K dated February 14, 2003, filed with the Securities and Exchange Commission.

/s/ Perelson Weiner LLP

New York, New York

February 14, 2003